EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49592) pertaining to the Bank Mutual Corporation 401k Plan, in the Registration Statement (Form S-8 No. 333-60498) pertaining to the Bank Mutual Corporation 2001 Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-115138) pertaining to the Bank Mutual Corporation 2004 Stock Incentive Plan of our reports dated January 28, 2005 with respect to the consolidated financial statements of Bank Mutual Corporation and Subsidiaries, Bank Mutual Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bank Mutual Corporation and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

March 11, 2005
Milwaukee, Wisconsin